Exhibit 23



            CONSENT OF INDEPENDENT REGISTERERD PUBLIC ACCOUNTING FIRM



The Board of Directors
GrandSouth Bancorporation

We consent to the incorporation by reference to the Registration Statement of GrandSouth Bancorporation on Form S-8 relating to the GrandSouth Bancorporation 1998 Stock Option Plan (File no. 333-129580), of our report dated February 10, 2006, relating to the consolidated balance sheets of GrandSouth Bancorporation and Subsidiary as of December 31, 2005, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-KSB of GrandSouth Bancorporation.


                                     s/ Elliott Davis, LLC

Greenville, South Carolina
March 17, 2006